Exhibit 10.3

DRILLING CONTRACT FOR

MULTIPLE RIGS

This Contractis entered into on this 21st day of April, 2006, by LARCLAY, L.P. a Texas limited partnership, whose address is 701 South Taylor, Suite 426, Amarillo Texas, 79101 (together with its successors and permitted assigns, “Contractor”) and Clayton Williams Energy, Inc., whose address is Six Desta Drive, Suite 3000, Midland Texas, 79705 (together with its successors and permitted assigns, “Operator” and together with Contractor, “Parties”).

WHEREAS, Contractor has contracted for the construction and delivery of twelve new drilling rigs to be delivered to Houston, Texas, as identified on Exhibit “A” (individually a “Rig” or collectively “Rigs”);

WHEREAS, Operator has agreed to enter into a long term contract for the use of the Rigs;

WHEREAS, Lariat Services, Inc. (‘Lariat”) has agreed to operate the Rigs on behalf of Contractor; and

WHEREAS, the Parties desire to set forth the terms and conditions under which the Rigs will be operated;

NOW, THEREFORE, for and in consideration of the mutual premises herein set for the Parties agree as follows:

1.               Commencement Date and Term. At such time as a Rig has been appropriately equipped and ready for use (the “Commencement Date”), the terms of this Contract and the attachments hereto shall govern the operation of such Rig for a period of three years from the Commencement Date, unless sooner terminated pursuant to the terms hereof. As a Rig becomes available for service, Operator shall provide to Contractor a proposed schedule of wells to be drilled and the location thereof, and shall use its best efforts to notify Contactor of changes thereto.

2.               Form of Drilling Contract. There shall be deemed a separate drilling contract for each Rig, as set forth on Exhibit “B” (a “Drilling Contract”) but subject to the general provisions of this Contract. This Contract shall govern in the event of a conflict between the provisions of a Drilling Contract and the terms of this Contract and with respect to matters not covered in a Drilling Contract.

3.               Daywork Rates. The rates to be charged by Contractor to Operator for the use of each Rig shall be the then-current market rates being charged for similarly sized, and similarly equipped, rigs in the same geographic area, and in all events each Rig shall be contracted to Operator upon terms that are no less favorable to Operator or Contractor than those that would have been obtained in a comparable transaction with an unrelated third party. These rates will be determined at the time the Rig is appropriately equipped, ready for use and movement to a drilling location when assembled at a yard, or upon mobilization when the Rig is outfitted on a location. Mobilization, demobilization and moving rates shall include the actual expenses incurred in moving the Rig. At such times that a Rig is not employed on an Operator location or under a contract to a third party (“Idle Rig”), the rate charged therefor (“Idle Rig Rate”) shall be as follows: $8,100 per day for a 1000HP Rig, $8,600  per day for a 1350HP Rig and $10,300 per day for a 2000HP Rig; provided that during times in which the Idle Rig Rate is in effect and Contractor, in consultation with Operator, elects not to release the crew, but rather retain the crew on payroll, the Operator shall be responsible for the actual cost of the crew in addition to the Idle Rig Rate. The Idle Rig Rate shall be used as the Force Majeure Rate and rate during times of Rig repair commencing 36 hours from the event giving rise to the Force Majeure or the shut down of the Rig for repair.

4.               Third Party Contracts. From time to time during the term hereof, one or more Rigs may be contracted  by Contractor to third parties as follows:

a.               At Operator’s request during such time that Operator does not have a location ready for an available Rig. Such contract shall not exceed a term of three (3) months or provide for the drilling of more than three (3) wells without the consent of Operator.

b.              At Operator’s direction in the event that Operator has elected to make a Rig available to a third party for use in a prospect in which operator shall earn an interest.

c.               A contract for a Rig with third party shall be made on a separate IADC Daywork Drilling Contract form which shall provide for terms and rates that are at the time of the contract representative of market in the geographic area of operation for such Rig for a similarly sized, and similarly equipped rig  This Contract shall be subordinated to the third party contract for the term thereof; provided, however,  if the revenues generated and collected from the third party contract are less than the amount that Operator would otherwise have been required to pay Contractor for such Rig under paragraph 3 of this Contract had the Rig been an Idle Rig with crew, Operator shall pay Contractor the amount of such deficit. Except as to any leasehold interest earned by Operator in connection with contracting a Rig to a third party, Operator shall not be entitled to any portion of the drilling rates or other consideration provided in the third party contract.

d.              During any period in which Operator does not utilize a Rig in its drilling program, which shall include third party prospects in which Operator will earn an interest by making a Rig available, Contractor shall offer such Rig to Lariat or its affiliates for use during such period in preference to other third parties. Lariat and each of its affiliates who contract for a Rig pursuant to this paragraph 4 shall be deemed to be a third party for all purposes herein.

5.               Deployment of Rigs. Operator and Contractor shall consult in the area of operation for each Rig, but Operator shall have final authority for the location to which a Rig is to be deployed and operated.

6.               Indemnities and Allocation of Risk. Each party agrees to carry insurance to support the indemnities assumed under the terms of the Drilling Contract. The insurance shall be of the types and amounts set forth on Exhibit “C.”

7.               Early Termination. This Contract shall expire on December 31, 2009. Each Party hereto shall have the right to terminate this Contract only if the other Party (a) is dissolved or liquidated, (b) begins an Insolvency Proceeding, or (c) an Insolvency Proceeding is begun against such other Party and not dismissed or stayed within 30 days. For the purposes of this Agreement,  an “Insolvency Proceeding” is a proceeding by or against any Party under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

8.               Choice of Law. This Contract and all attachments hereto are to be governed in accordance with the laws of the State of Texas, without regard to any conflict of law provisions.

9.               Counterparts. This Contract may be executed in multiple counterparts, and counterparts thus executed shall be treated as the same instrument.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed effective as of the 21st day of April, 2006.

LARCLAY, L.P., by
LARCLAY GP, LLC
its General Partner

/s/ Michael W. Burnett
Michael W. Burnett, Manager

CLAYTON WILLIAMS ENERGY, INC.

/s/ T. Mark Tisdale
T. Mark Tisdale, Vice President
and General Counsel

EXHIBIT “A”

To Drilling Contract For Multiple Rigs

Dated April     2006

Schedule of Rigs

		Estimated
Rig No.	Size (HP)	Commencement Date

21	1350	5/1/2006
23	1350	6/1/2006
25	1350	7/1/2006
27	1350	8/1/2006
29	2000	10/1/2006
31	1350	9/1/2006
32	1000	10/1/2006
33	2000	11/1/2006
34	1000	10/1/2006
35	1000	11/1/2006
36	1000	11/1/2006
37	1000	12/1/2006